EXHIBIT 99.1

                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                    Executive Vice President, Treasurer
                                            and Chief Financial Officer
                                                         (402) 894-3036


  WERNER ENTERPRISES PROVIDES UPDATE ON THE IMPACT OF HIGH DIESEL FUEL
                  PRICES ON THIRD QUARTER 2005 EARNINGS

Omaha, Nebraska, September 20, 2005:
-----------------------------------

      Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation companies, announced today that high diesel fuel prices are affecting third quarter 2005 earnings. Although the Company continues its long-standing policy of not commenting on analyst's quarterly and annual earnings estimates, with this news release management is updating its previous disclosures regarding the impact of high diesel fuel prices.

     In the Company's second quarter 2005 earnings release of July 18, 2005 and in the Company's second quarter 2005 Form 10-Q filed with the Securities and Exchange Commission on August 2, 2005, management stated "Assuming fuel prices remain at price levels at the date of this filing throughout the remainder of third quarter 2005, the negative impact of fuel expense on earnings for third quarter 2005 compared to third quarter 2004 is estimated to be in the range of approximately two cents to three cents per share. If fuel prices average ten cents per gallon higher than current price levels throughout the remainder of third quarter 2005, the negative impact of fuel expense on earnings for third quarter 2005 compared to third quarter 2004 is estimated to be in the range of three cents to four cents per share."

     During the month of August 2005, diesel fuel prices rose about 25 cents a gallon. Diesel fuel prices rose an additional 35 cents a gallon in the four days following the landfall of Hurricane Katrina on August 29, 2005. While prices slowly decreased to pre-hurricane price levels over the next two weeks, diesel fuel prices rose again by 18 cents a gallon this morning due primarily to new weather concerns in the southeastern United States. Diesel fuel prices to date in third quarter 2005 are 64 cents a gallon, or 51%, higher than third quarter 2004. This morning's diesel fuel price is 80 cents a gallon, or 58%, higher than this date a year ago.

     Assuming diesel fuel prices remain at today's price levels for the remaining ten days of third quarter 2005, the negative impact of fuel expense on earnings for third quarter 2005 compared to third quarter 2004 is estimated to be six cents to seven cents per share.

     In addition, it is difficult to quantify the short-term impact of rapidly rising prices, such as the month of September 2005. Most of the Company's fuel surcharge programs with its customers adjust once a week based on the Department of Energy (DOE) national survey price per gallon that is reported each Monday afternoon. For example, yesterday's DOE national survey price per gallon declined by 12 cents a gallon compared to the previous Monday, which accordingly reduced this week's fuel surcharge rate. However, since diesel fuel prices rose 18 cents a gallon this morning, the Company is paying substantially higher fuel prices this week that are not being recovered in this week's fuel surcharge rate. The difference between the change in this week's DOE national survey price compared to this morning's change in the diesel fuel price is 30 cents per gallon. Assuming the Company bills one-cent per mile of fuel surcharge for each five-cent change in the price per gallon, this results in a six-cent per mile fuel surcharge revenue shortfall. As a result of the short-term impact of rapidly rising fuel prices in September 2005 that are difficult to quantify, the negative impact of fuel on earnings for third quarter 2005 to third quarter 2004 could be higher than the amounts shown in the preceding paragraph.

     The Company has fuel surcharge programs in place with its customers that have historically enabled the Company to recoup approximately 80% of higher fuel prices. However, when diesel fuel prices rise rapidly in a short period of time, the Company's fuel surcharge recovery percentage is temporarily lower. The remainder of the cost increase absorbed by the Company is due to the impact of empty miles not billable to the customer, out-of-route miles, and truck idle time.

       Werner Enterprises is a full-service transportation company providing truckload and logistics services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload transportation companies with a fleet of 8,750 trucks and 24,090 trailers as of June 30, 2005.

      Werner  Enterprises' common stock is traded on  The  Nasdaq  Stock
Market   under  the  symbol  WERN.   The  Werner  website   address   is
www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.